Exhibit 99.1

CapStar Bank Completes Mergers with

The First National Bank of Manchester and The Bank of Waynesboro

Two high performing institutions merge into growing Tennessee franchise

NASHVILLE, TN, July 1, 2020 (GLOBE NEWSWIRE) - CapStar Financial Holdings, Inc. (“CapStar”, the “Company”) (NASDAQ: CSTR), the parent company of CapStar Bank, announced today that it completed its acquisition of FCB Corporation (“FCB”), including FCB’s two banking subsidiaries: The First National Bank of Manchester (“FNBM”) and The Bank of Waynesboro (“BOW”). FCB adds nine (9) branches in Cannon, Coffee, Lawrence, Rutherford and Wayne counties in Middle Tennessee, and approximately $480 million in assets as of March 31, 2020, to CapStar.

“We are pleased to welcome the employees, customers and shareholders of FCB, The Bank of Waynesboro and The First National Bank of Manchester as we expand CapStar’s community banking mission and deepen our geographic footprint in Middle Tennessee,” said Timothy K. Schools, CapStar President and CEO. “The partnership follows our successful 2018 merger with Athens Federal in East Tennessee, and establishes our presence in several exciting new markets, including fast-growing Rutherford County (Murfreesboro).”

The mergers join three dynamic Tennessee financial institutions with common visions, compatible cultures and proven credit risk management practices. With more than 200 combined years of history, FNBM and BOW are established and highly profitable community banks with sound deposit market share, excess liquidity and capital to support growth. The combination will result in a strong financial institution with an expanded product set, attractive funding profile, and enhanced scale to drive efficiency, diversify risk and increase shareholder value.

Keefe, Bruyette & Woods, Inc. served as financial advisor and Wachtell, Lipton, Rosen, & Katz served as legal advisor to CapStar. ProBank Austin served as financial advisor and Butler Snow LLP served as legal advisor to FCB.

ABOUT CAPSTAR FINANCIAL HOLDINGS, INC.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of March 31, 2020, on a consolidated basis, CapStar had total assets of $2.07 billion, gross loans of $1.45 billion, total deposits of $1.76 billion, and shareholders’ equity of $275.8 million. Visit www.capstarbank.com for more information.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements generally can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the amount of costs, fees, expenses, and charges related to the Company’s completed acquisitions and our ability to realize anticipated revenue synergies and cost savings associated therewith within expected time frames, if at all; changes in management’s plans for the future; changes in legislation, regulations, and policies; other competitive, economic, political, and market factors affecting the Company’s business, operations, pricing, products, and services; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. Any forward-looking statement made in this document speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions that these statements are subject to risks and uncertainties, many of which are outside of the Company’s control and could cause future events or results to be materially different from those stated or implied in this document, or to not occur at all, including among others, risk factors that are described in this document and in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein, and other filings with the U.S. Securities and Exchange Commission.

For more information, contact:

Tim Schools

President and Chief Executive Officer

(615) 732-7449